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Subject Company: Acxiom Corporation

Commission File No.: 000-13163

This filing consists of the transcript of an interview with Charles Morgan which was broadcast on KLRT Fox 16 on May 27, 2007, in which Mr. Morgan discussed the proposed acquisition.

Talk Business Interview – Roby Brock, host, and Charles Morgan, Acxiom Company Leader; air date 5/27/2007

Brock: We’ve seen a wave of private equity buyouts over the past year and half, nationally and internationally, and now even right here in our own backyard. In the last week-and-a-half Alltel announced it would sell for $27.5 billion, right after down-the-street-neighbor Acxiom Corporation announced a $3 billion private buyout. If those two transactions had happened last year, they would have accounted for nearly 7% of all private equity buyouts of publicly held companies in the United States. Well, why this move to go private? We sat down with Acxiom company leader Charles Morgan to discuss this private equity mania, his company’s latest move and what’s in store for the data marketing giant.

Brock: Well, Mr. Morgan, first of all, thank you for taking time to sit down with us; you’ve always been gracious over the years. We appreciate that.

Morgan: Thanks, Roby. Once we become a private company, will you still come talk to me, or what?

Brock: I would love to if you will still make yourself available. Let’s get a few formalities out of the way because I know that you cannot comment on a couple of topics unless you choose to go to jail.

Morgan: Right, I don’t want to go to jail. I absolutely don’t want to go to jail.

Brock: Can you discuss the stories that are kind of circulating about the stock options trading that went on before the deal was announced?

Morgan: Well, I can discuss because I know nothing about it. The only thing I know about it was what I saw reported in the press, so that’s my total knowledge of the subject. You probably know more about it than I do. I didn’t trade any by the way.

Brock: Okay. There is a lawsuit swimming around that you know you’re probably going to get named as a defendant in. Can you even comment on any of the potential legal boundaries that might be coming?

Morgan: I will tell you that in virtually every co-private transaction in the history of the world, there is always a lawsuit filed, and, you know, I don’t know what that says about the legal profession but I’ll probably not comment any further. (laughing).

Brock: I have also been told that you all are not going to release any information during the 60 day shop around period about potential other bidders that may come. So, can you talk about that?

Morgan: Well, what we did not want to create was, you know, a feeding frenzy around Acxiom and It’s really most fair to all those participating. We didn’t talk about ValueAct to Silver Lake before that deal was announced. So the goal here is to let companies who want to come in and take a look at Acxiom so that we optimize the value, and maximize the value, that the shareholders get, that they have a way to come in and look at Acxiom without first being on the front page of the newspaper before they make a decision.

Brock: I guess the easiest jumping-off point for me is tell me why this is such a good deal. I mean it’s been less than a year since Jeff Ubben has been on the board and I mean has he learned enough in the last nine-ten months that you feel comfortable selling this company to him and Silver Lake?

Morgan: One thing you have to look at is Jeff’s record and his investments. He’s obviously had a very successful track record. And if you also look at Silver Lake – their board, their partners, and their track record with such transactions as Sungard – these guys are superstars in the technology field. And the combination of ValueAct and Silver Lake – ValueAct and Jeff Ubben do know Acxiom very well now. He’s had a real education that’s gone on over the last year or two, and clearly he is a board member who is thoroughly and completely informed. He is also a very sophisticated investor. And at this point in time, as opposed to where we were a year-and-a-half ago, we have a singular view of the future. In other words, our view of the future is aligned now, and there is not a disagreement about our go-forward plan in outsourcing or in our services, our data strategy. Both Silver Lake and ValueAct create long-term shareholder value by investing, and they plan to give us investment money to help build Acxiom further.

Brock: Let’s talk about where things stand today. Silver Lake and ValueAct have made an offer of $27.10 a share for Acxiom. The stock skyrocketed up the next day and has stayed well above that offer price. Kind of, what options are out there now that you guys are going to have to consider maybe by the end of this 60-day period if everything holds.

Morgan: I mean it’s entirely possible that somebody else is going to come in and make another offer. I can’t predict that right now. I mean, we, I don’t know of anybody who is definitely going to make an offer. There are in fact several companies that are looking at us. There is one strategic and two other private equity firms who are looking at us.

Brock: Would they understand your company as well as ValueAct and Silver Lake?

Morgan: No, they wouldn’t, and I think that’s the big advantage that ValueAct and Silver Lake have is they do, in fact, understand the business very well from this long association and from Silver Lake’s deep knowledge of this industry. But I think it is entirely possible that we would have a topping bid. ValueAct and Silver Lake do have a three-day period then to counter effectively and raise their bid. That could happen, and I think that’s what, that speculation is what’s driving the price above. You know, there’s a thing called an LBO model that everyone runs on a business, and based on that model people would say our price, you know, could end up being higher than the $27.10.

Brock: What happens if the stock price stays high? Is there any possibility that you can remain a public company?

Morgan: Well no, I think there will be a transaction almost assuredly. It is possible that something would blow up the deal we have with ValueAct and Silver Lake. I think it’s unlikely, but it is possible that would blow up and nobody else would come in. But I think that’s highly unlikely.

Brock: Your number two shareholder has expressed reservations about this deal. As a matter of fact they have expressed opposition about this deal. Has it played out like you thought it would in terms of the reaction from your number two shareholder, from the stock market lifting the price of the stock?

Morgan: I would expect that any large shareholder is going to want more money unless they are just not very smart. And these guys at MMI are plenty smart. And so their goal is to get as much as they can because they are cashing out obviously. Whatever happens they’re cashing out, and they want as much as they can get. And so, their objective in any move they make is going to be to see if they can’t get a higher price for their stock, and it’s hard for me to blame them. I mean, I’m sorry, I’m hopelessly conflicted in this because I would potentially be an investor in the new business as well as a seller of the old, so....

Brock: What do you do?

Morgan: What do I do? I just sit back on the sidelines and hope it all works out to everyone’s benefit.

Brock: Let’s talk about why we are seeing so many private equity deals going on. This has been happening for a good 18 months or two years, just Arkansas I think has been a little awakened to it with you guys and with Alltel recently. There are a number of factors, I can rattle off a laundry list for you, of why. But why do you think we are seeing so much activity in these private equity buyouts?

Morgan: Well, one big driver has been Sarbanes-Oxley which has just made running a public company incredibly challenging. The cost of being a public company for Acxiom we estimate is $15 million a year, just our public company cost. That really does not include all of the soft costs and any allocated costs of managing all of the process in a public company that’s required by Sarbanes-Oxley. Another large factor is the quarterly pressure. The market talks long term, and everything is short term. I mean its amazing, you miss a quarter one penny and you could have a 10 percent move in your stock. And that is totally and completely insane. If you look at it in the long term perspective we are all faced with and dealing with it. I think, third, the last big thing is, and you’ve seen this in virtually every company that’s gone private, to make transformational changes, particularly for a company that has been around as long as Acxiom. It’s hard for Acxiom to go to the market and say,

“Hey, we are going to make major investments in digital marketing over the next two years.” We have had great success with our, and matter of fact, Roby, in our pre-conference you talked about talking with Bill Park our digital business, I mean it is red hot. It is a great business, and we are building some internal technologies that are really cool, and we have just bought a new company in San Francisco - Kefta. We’re looking at a couple of other companies in that space that we think is going to give us a tremendous opportunity to grow our digital business. That is one thing. We are also investing in our EMC partnership and our grid technology. I was at Oracle yesterday talking to Oracle guys about distribution of our CDI, our content, and our data cleansing technologies using the Oracle platform. These are a lot of investments I am talking about. Things that we are going to do that are going to bring long term shareholder value. We just announced...we started doing all of this stuff. And you notice that our board approved a $1.02 business plan. That’s an 8 percent earnings growth. And it’s an 8 percent earnings growth because we are doing a lot of investing. That story on a standalone basis would not have been received well by Wall Street. No way would it have been received well.

Brock: We still hear the rhetoric, though, that there’s not going to be any changes. You’re talking about some transformational change but you want to give employees and the general public some assurance that there aren’t going to be layoffs, there aren’t going to be any sell-offs, there’s not going to be closures of some sort. But how do you gain credibility on that, not you personally, but just in general because every time we hear about a private equity deal, the eyes roll, everybody smiles and then says “Yeah, right. There’s not going to be any change.” Because we’ve have seen that happen before.

Morgan: Well, I don’t think it’s fair to say there won’t be any change, but we’ve got a business strategy we are pursuing. We are going to be in the outsourcing business. We are going to be in the data business, and we are going to be in the services business. We are going to be focusing on the things I have talked about. Are we going to...We’ve been working on cost reduction and becoming more efficient for years, and are we going to redouble our efforts on that, absolutely. There’s absolutely no doubt we will. I think in this day and time, if a company ever says there will be no layoffs ever; they are kidding themselves, public or private. We’ve had our layoffs over the years. Businesses are changing a lot in this day and time. You’ve got to react to the market and the environment you are in. One thing that I have said is that Acxiom has a global workforce strategy.

And we are going to be able to take workforce costs out. I mean it costs 20 percent more for the same employee in Chicago than it does in Little Rock. That’s good for Little Rock. It costs about 30 percent San Mateo than it does in Little Rock. That’s good for Little Rock, is probably not good for Chicago or San Mateo if you’re an Acxiomite. But it’s just what we have to do. We’ve got to reduce our labor costs and high cost areas and move them to lower cost areas. We’ve got...we have been doing things in Bangalore, India and in Warsaw, Poland for years now, and we are going to continue. We are doing testing in Warsaw and some software development there, and we are doing data management and some standardized processes in Bangalore, and we’ll continue.... We are doing offshore data compilation which we have been doing for ten years. We are going to continue to do those things also.

Brock: And there’s cheaper places to pay for labor than Little Rock, Arkansas and Conway, Arkansas. I mean, we could see some changes is what you are trying to say?

Morgan: Well, I’m saying there are...you have seen changes. Acxiom has been changing a lot in the last few years. I mean, our business in the last ten years has totally transformed. If you look at what we do and how we do it, the way we are organized, virtually everything has changed in the last ten years. And we are going to continue.

Brock: I’m going to give you an open mike. What would you like to say to employees, to shareholders, to the general public, that you feel needs to be said that you think is not being communicated as clearly as possible.

Morgan: I think people understand private equity transactions today. And you said it when you sort of opened this up. Two years ago private equity was kind of a foreign concept, but what’s been happening in the world, and literally all over the world, over the last couple of years, and particularly the people understand that private equity firms are buying companies not to tear them up or rip them apart but actually to create long term shareholder value. And they’ve been very successful at doing that in a number of cases. These companies are willing to invest intelligently. They are smart about how they run the businesses. Yes, they are cost conscious, but they are also investment aware. And they are interested in businesses investing where they can grow and create long-term shareholder value. They are change agents in that sense. When you look at private equity transactions you hear it’s a time for renewal of a business. It is a time of change because this is a big event for a business. But it should be a time that is looked forward to with optimism and hope because it is a time where we can look to an even brighter future for the business. We’ve gotten what I would call a sound and fair offer from ValueAct and Silver Lake, for shareholders we got a price that’s above what we could have done or what we’ve seen in the stock in five or six years. With all this transformation as a public company it was going to be hard to see that price anytime for the next couple years probably again. So it’s probably, I think, a good and fair deal for shareholders, and it will give the associates and employees of Acxiom an opportunity to be in a renewed business that has a lot of future opportunity.